LONGEVITYFP US EQUITY LARGE-CAP 500 INDEX FUND N-2

Exhibit 99.(a)(2)

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First:	The name of the statutory trust is: Milestone 1960 Fund Trust (the “Trust”).

●	Second:	The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

Paracorp Incorporated

2140 S. DuPont Hwy.

Camden, Delaware 19934

●	Third:	The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

●	Fourth:	This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the Trustees of the Trust named below do hereby execute this Certificate of Trust as of the 8th day of June, 2026.

By:	/s/ Walter White
Name:	Walter White
Title:	Trustee

By:	/s/ Lee Smart
Name:	Lee Smart
Title:	Trustee